                                                                   EXHIBIT 10.40

Employment Letter Agreement

November 15, 1999



Mr. Robert Krakauer
7851 Perry Lane
Pleasanton, CA  94588

Dear Bob:

On behalf of ChipPAC, Inc. ("ChipPAC"), I am pleased to present you with this revised offer for the position of Senior Vice President Worldwide Finance and Chief Financial Officer. You will be reporting to Dennis McKenna, President and Chief Executive Officer.

Should you accept this offer, your compensation will include:

An annual base salary of $235,000.00 (Two Hundred Thirty-Five Thousand Dollars) to be paid on a semi-monthly basis.

Participation in the ChipPAC Short Term Incentive (STI) Plan. Your annual STI target is 50% of your base salary and you will be eligible to participate effective January 1, 2000. For only the performance year 2000, you will be guaranteed a minimum payout equivalent to 35% of your base salary. Should your's and the company's performance result in an actual calculated payout of greater than 35%, based on your target of 50%, you will receive the greater amount.

Subject to approval by the Board of Directors, you will be granted an option to purchase 250,000 shares of the Company's Class A common stock. These 250,000 shares will be granted under, and subject to the terms and provisions of the Company's Stock Option Plan. These option shares will be granted at an exercise price per share equal to $0.1111, or the fair market value on the date of grant. Vesting shall be pursuant to the vesting schedule set forth in accordance with rules established under the ChipPAC Stock Option Plan, and will be subject to repurchase upon termination of your employment by the Company. The vesting will begin from your date of hire.

Subject to approval by the Board of Directors, you will be granted an additional option to purchase 250,000 shares of the Company's Class A common stock. These 250,000 shares will also be granted under, and subject to the terms and provisions of the Company's Stock Option Plan. These option shares will be granted at an exercise price per share equal to $2.10, or the fair market value on the date of grant. Vesting shall be pursuant to the vesting schedule set forth in accordance with rules established under the ChipPAC Stock Option Plan and will be subject to repurchase upon termination of your employment by the Company. The vesting will begin from your date of hire and the vesting schedule will be identical to the vesting schedule for the 250,000 option shares discussed above.

You will also be eligible to purchase up to an aggregate of $200,000 of securities of the Company in connection with the recapitalization, on the same economic terms as Bain Capital and Citicorp Venture Capital and/or their respective affiliates in the recapitalization. The Company will provide a loan to you for up to $200,000 of the amount invested in the Company by you. This loan shall be subject to terms and documentation customary for loans of this type. The securities will be subject to repurchase at fair market value upon termination of employment, and drag-a-long, voting, tag-a-long and other customary provisions.

Eligibility to participate in the standard benefits offered to employees of ChipPAC.

This offer is contingent upon completion of reference and background check.

Based on ChipPAC's vacation policy, you will accrue two weeks (ten days) of vacation per year for the first two years after which you will accrue an additional day per year up to a maximum of four weeks (twenty days) per year.

The Immigration Control and Reform Act of 1986 requires that all new employees submit proof of employment eligibility. This proof should be submitted on your first day of employment, along with the enclosed I-9 form. To satisfy the I-9 requirements, please refer to the back of the I-9 document. You can fulfill the I-9 requirements by providing one document from list A or by providing one document from both List B and List C. Bring these documents with you on your first day of employment.

We hope that you and ChipPAC will find mutual satisfaction with your employment. ChipPAC is excited about your joining the company and looks forward to a beneficial and fruitful relationship. ChipPAC recognizes the traditional Employment-At-Will doctrine between an employer and an employee, which means that either party has the right to terminate the employment relationship at any time with or without cause or notice.

In the event that ChipPAC terminates your employment without cause, you will be eligible to receive severance in an amount equivalent to eight months of your base salary and bonus for the fiscal year in which such termination occurs. The bonus will be prorated for the days of the performance period you would have otherwise been eligible, up to the date of termination, and provided the company has achieved its targets such that a bonus is paid out to other eligible participants for that performance period. These severance amounts shall be reduced by the amount of any compensation you receive with respect to any other employment during the eight month period commencing on the date of your termination. As a condition of ChipPAC's obligations (if any) to make such severance payments, you will be required to sign a general release agreement at the company's direction.

Similarly, we both agree that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

Enclosed you will find ChipPAC's Standard Invention and Confidentiality Agreement form for your review. ChipPAC expects that you will maintain confidentiality of any proprietary information received from your previous employers. It is ChipPAC's understanding that any such agreements will not prevent you from performing the duties of this position. If you accept this offer of employment, please sign the enclosed copy of this offer letter and send it back as soon as possible. Please bring the ChipPAC Standard Inventions and Confidentiality Agreement on your first day of employment.

This revised letter and the Agreement contain the entire agreement with respect to your employment and supersede any prior agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC's President or Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing. Any such modification or agreement must be in writing and signed by you and the President or Human Resources, and must clearly and expressly specify an intent to change the at will nature of your employment.

We look forward to counting you among those who will enjoy the growth and success of ChipPAC and hope that you will join us during this exciting time. Please indicate your acceptance of this offer of employment by signing a copy of this letter in the space below and returning one copy of this letter to me no later than November 19, 1999.

If you have any questions, please feel free to contact me at (408) 486-5904.

Sincerely,



Connie L. Fredrickson-Bray
Vice President, Human Resources


Robert Krakauer
- ------------------------------------
Print Name

/s/ Robert Krakauer                        November 16, 1999
- ------------------------------------       ---------------------------
Signature                                  Date

November 29, 1999
- ------------------------------------
Start Date